Exhibit 99.1

Edge Therapeutics Reports Fourth Quarter and Full Year 2017 Financial Results

Interim Analysis from EG-1962 Phase 3 NEWTON 2 Study in Aneurysmal Subarachnoid Hemorrhage Expected by the End of April 2018

Full Top-Line Data from NEWTON 2 Study Expected in Late 2018

BERKELEY HEIGHTS, N.J., March 1, 2018 — Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies for the management of acute, life-threatening conditions, today announced financial results and corporate highlights for the fourth quarter and full-year ended December 31, 2017.

“In 2017, Edge Therapeutics achieved meaningful progress as we continued to develop and seek to commercialize EG-1962 to address the unmet need of patients with aneurysmal subarachnoid hemorrhage (aSAH),” said Brian A. Leuthner, Edge’s President and Chief Executive Officer. “Our Phase 3 NEWTON 2 study of EG-1962 is proceeding on track to the interim analysis after completion in December 2017 of the pre-planned futility analysis. In preparation for potential commercialization of EG-1962, we secured a commercial supply agreement with an external manufacturer for EG-1962. In addition, as part of our pre-commercial planning, we continue to gain a better understanding regarding health economic outcomes and the tremendous economic burden of aSAH.”

Leuthner continued, “Looking ahead, we are operationally and financially well-positioned to execute our corporate growth strategy, in particular, continuing to advance EG-1962 through achievement of key additional clinical milestones including the NEWTON 2 interim analysis by the end of April, and if the study continues to full enrollment as planned, top-line results from the full NEWTON 2 study in late 2018. In 2018, we are also focused on expanding our pipeline by conducting additional preclinical development in order to select the next PRECISATM-based development candidate, as well as pursuing external business development opportunities to acquire additional products for our development portfolio.”

2017 Key Achievements

•
Completed the EG-1962 Phase 3 NEWTON 2 Futility Analysis; Study Continues as Planned. In December 2017, Edge announced that an independent Data Monitoring Committee (DMC) recommended that the Phase 3 NEWTON 2 study of EG-1962 continue as planned based on the completion of a pre-planned futility analysis. The DMC made this recommendation after evaluating data from the Day 90 follow-up visit of the first 150 patients randomized and treated, as well as the available safety data in the study.

•
Presented Health Economic Data at the Neurocritical Care Society (NCS) 15th Annual Meeting. Edge presented new retrospective, claims-based health economic data showing aSAH per patient hospital charges represent a high economic burden for U.S. hospitals, and ultimately to government and commercial insurers. The analysis also showed that the aSAH patient population currently being studied in the NEWTON 2 study had the highest per patient hospital charges and experienced the longest hospitalizations among all aSAH patients. Specifically, these are patients who require an external ventricular drain (EVD), and undergo either neurosurgical clipping or endovascular coiling for repair of their aneurysm.

•
Received Pediatric Investigation Plan Waiver from the European Medicines Agency. Edge received from the European Medicines Agency a product-specific pediatric waiver for EG-1962 across all subsets of the pediatric population, which removes the requirement for pediatric clinical studies to support a marketing authorization application for EG-1962 in Europe.

•	Secured a Commercial Supply Manufacturer for EG-1962. Edge signed a supply agreement with Oakwood Laboratories for the commercial manufacture of EG-1962 for initial product launch and thereafter.
•	Continued to expand and strengthen the organizational infrastructure and leadership team. Edge appointed experienced executives in regulatory affairs and finance, and added to its Board of Directors.

Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of December 31, 2017 were $88.1 million, compared with $106.4 million as of December 31, 2016. Net cash used in operating activities was $40.7 million for the year.

Research & Development (R&D) Expenses:  R&D expenses were $10.8 million in the fourth quarter of 2017 and $34.3 million in the year ended December 31, 2017, compared to $6.8 million and $24.8 million in the comparable periods in 2016. The increase in R&D expense was primarily due to an increase in external expenses related to EG-1962 clinical development, EG-1964 formulation development, and personnel-related costs for the NEWTON 2 study.

General & Administrative (G&A) Expenses: G&A expenses were $5.3 million in the fourth quarter of 2017 and $17.7 million in the year ended December 31, 2017, compared to $4.2 million and $14.7 million in the comparable periods in 2016. The increase in G&A expense was largely due to increases in personnel-related costs, investor relations costs, stock-based compensation expenses, and legal and professional fees.

Net Loss: Net loss was $13.9 million for the fourth quarter and $50.9 million for the year ended December 31, 2017, compared to net loss of $9.5 million and $38.8 million for the comparable periods of 2016.

Conference Call Details

Edge will host a conference call and webcast today, Thursday, March 1, 2018 at 8:30 a.m. Eastern time. Please dial (877) 388-5691, or (562) 350-0788 for international callers, and reference conference ID 4891539 approximately 15 minutes prior to the call. A replay of the call may be accessed through March 15, 2018 on the investor section of Edge’s website or by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing conference ID 4891539. A live webcast of the conference call will be available on the investor relations section of Edge’s website at www.edgetherapeutics.com.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological and other conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, which is bleeding around the brain due to a ruptured brain aneurysm. Edge is evaluating EG-1962 in two clinical studies: a pivotal Phase 3 NEWTON 2 study of EG-1962 delivered via EVD, and a study of direct intracisternal administration of EG-1962. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions, including statements with respect to Edge’s being operationally and financially positioned to execute its corporate growth strategy, continuing to advance EG-1962 through achievement of key additional clinical milestones including the anticipated completion of the Phase 3 NEWTON 2 study, the timing for results of the NEWTON 2 interim analysis and top-line results from the full NEWTON 2 study, expanding the pipeline by conducting additional preclinical development in order to select the next PRECISATM-based development candidate and pursuing external business development opportunities to acquire additional products. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

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Investor Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Operating expenses:
Research and development expenses	$10,833,679	$6,778,806	$34,311,650	$24,825,379
General and administrative expenses	5,289,461	4,159,993	17,654,970	14,686,767

Total operating expenses	16,123,140	10,938,799	51,966,620	39,512,146

Loss from operations	(16,123,140)	(10,938,799)	(51,966,620)	(39,512,146)

Other income (expense):
Other expense	-	-	-	(163,463)
Interest income	221,606	64,027	700,903	212,299
Interest expense	(588,145)	(486,411)	(2,180,143)	(1,203,674)

Loss before income taxes	(16,489,679)	(11,361,183)	(53,445,860)	(40,666,984)

Benefit for income taxes	2,586,057	1,845,986	2,586,057	1,845,986

Net loss and comprehensive loss	$(13,903,622)	$(9,515,197)	$(50,859,803)	$(38,820,998)

Loss per share basic and diluted	$(0.45)	$(0.33)	$(1.67)	$(1.34)

Weighted average common shares outstanding basic and diluted	30,863,864	28,896,941	30,393,952	28,864,216

EDGE THERAPEUTICS, INC.
Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$88,067,647	$106,398,919
Prepaid expenses and other current assets	986,680	954,581
Total current assets	89,054,327	107,353,500
Property and equipment, net	3,423,880	3,418,077
Other assets	142,870	142,870
Total assets	$92,621,077	$110,914,447

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$4,369,133	$3,471,032
Accrued expenses	5,422,205	3,213,715
Short term debt	3,075,421	-
Total current liabilities	12,866,759	6,684,747
Noncurrent liability:
Long term debt	17,382,907	14,953,143
STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000 shares authorized at December 31, 2017 and 2016, zero outstanding	-	-
Common stock, $0.00033 par value, 75,000,000 shares authorized at December 31, 2017 and December 31, 2016, 30,869,205 shares and 28,918,516 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	10,400	9,756
Additional paid-in capital	214,309,370	190,341,769
Accumulated deficit	(151,948,359)	(101,074,968)
Total stockholders' equity	62,371,411	89,276,557
Total liabilities and stockholders' equity	$92,621,077	$110,914,447